Exhibit 99-B.9

Opinion and Consent of Counsel
(ING LOGO) AMERICAS US Legal Services
Michael A. Pignatella Counsel (860) 723-2239 Fax: (860) 723-2216
April 29, 2005 Securities and Exchange Commission 450 Fifth Street, N.W. Washington, DC 20549 Attention: Filing Desk
Re:

ING Life Insurance and Annuity Company and its Variable Annuity Account C
Post-Effective Amendment No. 34 to Registration Statement on Form N-4
Prospectus Title: Pension IRA - Individual Deferred Variable Annuity Contracts for Individual Retirement Annuities (Section 408(b)) and Simplified Employee Pension Plans (Section 408(k))
File Nos. 33-75992 and 811-2513

Dear Sir or Madam:

The undersigned serves as counsel to ING Life Insurance and Annuity Company, a Connecticut life insurance company (the "Company"). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities (the "Securities") under the Securities Act of 1933 (the "Securities Act") as provided in Rule 24f-2 under the Investment Company Act of 1940 (the "Investment Company Act").

In connection with this opinion, I or those for whom I have supervisory responsibility, have reviewed the N-4 Registration Statement, as amended to the date hereof, and this Post-Effective Amendment No. 34. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies.

Hartford Site	ING North America Insurance Corporation
151 Farmington Avenue, TS31
Hartford, CT 06156-8975

I am admitted to practice law in Connecticut, and do not purport to be an expert on the laws of any other state. My opinion herein as to any other law is based upon a limited inquiry thereof which I have deemed appropriate under the circumstances.

Based upon the foregoing, and, assuming the Securities are sold in accordance with the provisions of the prospectus, I am of the opinion that the Securities being registered will be legally issued and will represent binding obligations of the Company.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Michael A. Pignatella

Michael A. Pignatella